                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION
                             a Delaware Corporation


         Central Financial Acceptance Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. That Article FOURTH to the Certificate of Incorporation of the Corporation is amended to read in full as follows:

         "FOURTH: Section 4.1. The aggregate number of shares which the Corporation shall have the authority to issue is 28,000,000 shares, divided into 20,000,000 shares of Common Stock, par value $0.01 per share, 3,000,000 shares of Non-Voting Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. All issued and outstanding shares of Non-Voting Common Stock shall become Common Stock when it ceases to be owned by Wells Fargo & Co., its subsidiaries or affiliates, or any of their successors.

         Section 4.2. The Board of Directors is authorized to provide for the issuance of the shares of the preferred stock in series, and, whether by filing a certificate pursuant to the applicable law of the State of Delaware or otherwise, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations or restrictions imposed thereon.

         Section 4.3. The powers, preferences and rights of the Common Stock and Non-Voting Common Stock, and the qualifications, limitations or restrictions thereof shall in all respects be identical except as otherwise provided by law or expressly provided herein.

         Section 4.4. Except as otherwise provided herein or by law, each share of Common Stock shall entitle the holder to one vote on all matters submitted to a vote of the Corporation's stockholders and each share of Non-Voting Common Stock shall have no voting rights, except that the consent of the holders of all of the outstanding shares of the Non-Voting Common Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for the purpose, shall be necessary to amend the certificate of incorporation of the Corporation.

         Section 4.5. (a) If and when dividends on the Common Stock and Non-Voting Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that, if dividends are declared that are payable in shares of Common Stock or Non-Voting Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable only to holders of that class of stock and the dividends payable in shares of Non-Voting Common Stock shall be payable only to holders of that class of stock. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Non-Voting Common Stock, as the case may be, which have been subdivided or combined.

         (b) In the event of any dividend or distribution with respect to the stock of the Corporation that includes Voting Securities, as defined under the Bank Holding Company Act of 1956, as amended, and any Regulations thereunder ("Voting Securities"), any holder of Non-Voting Common Stock shall have the rights described in Section 4.7 below.

         Section 4.6. In the event of any consolidation of the Corporation with, or merger of the Corporation into, any other entity (other than a consolidation or merger in which the Corporation is the surviving corporation and in which no change is made in the outstanding Common Stock of the Corporation), or in the event of any sale or transfer of all or substantially all of the assets of the Corporation, each holder of Non-Voting Common Stock shall be entitled to receive with respect to each share of Non-Voting Common Stock the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or transfer by holders of Common Stock with respect to each share thereof.

         Section 4.7. To the extent that any distribution or dividend to, or that any securities receivable in respect of any consolidation, merger, sale or transfer by, holders of Non-Voting Common Stock include Voting Securities, each holder, unless such holder, after notice, otherwise elects, shall be entitled to receive, in lieu of such Voting Securities, non-voting securities of the same issuer as the

         Voting Securities. Such non-voting securities shall have (except for voting rights) powers, preferences and rights, and be subject to qualifications, limitations or restrictions, substantially similar to such Voting Securities and as provided with respect to Non-Voting Common Stock in this Article FOURTH."

         2. That Article NINTH is added to the Certificate of Incorporation of the Corporation to read in full as follows:

         "NINTH: Except as otherwise may be provided by the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the By-laws of the Corporation may be adopted, repealed, rescinded, altered or amended only by the affirmative vote of a majority or more of the entire Board of Directors or the affirmative vote of the holders of a majority or more of the outstanding shares of the stock of the Corporation entitled to vote thereon."

         3. That said amendment has been duly adopted in accordance with Sections 242 and 222 of the Delaware General Corporation Law ("DGCL") by:

                  (a) the adoption of resolutions of the Board of Directors of the Corporation; and

                  (b) the adoption of resolutions by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.

         IN WITNESS WHEREOF, said CENTRAL FINANCIAL ACCEPTANCE CORPORATION has caused this Certificate of Amendment to be signed by Gary M. Cypres and Jonathan Martin, its Chairman of the Board and Assistant Secretary, respectively.



                                         /s/ Gary M. Cypres
                                         --------------------------------------
                                         Gary M. Cypres, Chairman of the Board



                                         /s/ Jonathan Martin
                                         --------------------------------------
                                         Jonathan Martin, Assistant Secretary